UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

American Safety Insurance Holdings, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

The Boyle Building, 2nd Floor

31 Queen Street

Hamilton HM 11, Bermuda

Telephone (441) 296-8560

August 9, 2013

Dear Shareholder:

On or about July 17, 2013, we mailed you a proxy statement (the “proxy statement”) relating to a special general meeting of the shareholders of American Safety Insurance Holdings, Ltd. (“American Safety” or “we”) that is scheduled to be held on August 26, 2013, to consider and vote on, among other things, a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 2, 2013, among Fairfax Financial Holdings Limited (“Fairfax”), Fairfax Bermuda Holdings Ltd., an indirect wholly-owned subsidiary of Fairfax (“merger sub”) and American Safety (together with the Bermuda merger agreement set forth on Exhibit A thereto and the other exhibits and annexes thereto, the “merger agreement”), pursuant to the terms of which merger sub will be merged with and into American Safety, with American Safety continuing as the surviving company and becoming an indirect wholly-owned subsidiary of Fairfax (the “merger”).

I am pleased to report that on August 7, 2013, the parties to the merger agreement entered into an amendment (the “merger agreement amendment”) to increase the per share consideration payable in the merger to American Safety shareholders from $29.25 to $30.25. The merger agreement amendment will result in a 3.4% increase in the per share merger consideration payable to American Safety shareholders.

We are pleased to inform you that the following conditions to closing of the merger that are provided for in the merger agreement have been satisfied or waived, including:

•	termination of the waiting period applicable to the closing of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and

•	the requirement that all consents of governmental authorities that must have been obtained, have been obtained without the imposition of any “burdensome condition.”

American Safety’s board of directors (the “board”), after careful consideration of the factors more fully described in the accompanying supplement to the proxy statement (this “supplement”) and the proxy statement, has determined that the merger is in the best interests of American Safety and its shareholders, and has approved the merger agreement, as amended by the merger agreement amendment (the “amended merger agreement”) and the transactions contemplated by the amended merger agreement, including the merger. In addition, the board has, consistent with its fiduciary duties and in consultation with its financial and legal advisors, evaluated the proposal submitted by Catalina Holdings (Bermuda) Ltd. (“Catalina”) on July 29, 2013 and confirmed on August 6, 2013 (the “Catalina proposal”), and the board has determined, after consultation with its financial advisor, that the Catalina proposal was not, and was not reasonably expected to result in, a “superior proposal” under the merger agreement.

After careful consideration, the board recommends that shareholders vote “FOR” the proposal to approve and adopt the amended merger agreement and to approve the merger, “FOR” the proposal to approve an adjournment or recess of the special general meeting, if necessary or appropriate in the view of the chairman of the special general meeting, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement and to approve the merger if there are insufficient votes at the time of such adjournment or recess to approve and adopt the merger agreement and to approve the merger, and “FOR” the merger-related compensation proposal described in the proxy statement.

The date for the special general meeting of American Safety shareholders in connection with the proposed merger has not changed and it will be held as scheduled on August 26, 2013 at 9:00 a.m., local time, at the Hyatt Regency Aruba, J. E. Irausquin Blvd. #85, Palm Beach, Aruba, Dutch Caribbean. The record date for the special general meeting has also not changed and remains July 15, 2013, and only holders of record of American Safety common shares at the close of business on July 15, 2013 are entitled to vote at the special general meeting or at any postponement or adjournment of such special general meeting.

For your convenience, we have enclosed an additional proxy card with the accompanying supplement to the proxy statement. If you have already voted to approve and adopt the merger agreement using a properly executed proxy card, or have otherwise voted over the Internet or by telephone, you will be considered to have voted for the approval and adoption of the amended merger agreement and do not need to do anything further unless you wish to revoke or change your vote. If you have not previously voted or wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return your proxy card as soon as possible. If you attend the special general meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

The accompanying supplement provides you with detailed information about the amended merger agreement. Please give this material your careful attention. You may also obtain more information about American Safety from documents we have filed with the Securities and Exchange Commission (the “SEC”).

We cannot complete the merger unless shareholders approve and adopt the amended merger agreement and approve the merger. Your vote is very important, regardless of the number of common shares you own. Whether or not you expect to attend the special general meeting in person, please vote or otherwise submit a proxy to vote your common shares as promptly as possible so that your shares may be represented and voted at the special general meeting.

If you have questions about the merger or other matters in the accompanying supplement or the proxy statement, need assistance in submitting your proxy or voting your common shares, or need additional copies of the accompanying supplement, the proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie Partners, Inc., American Safety’s proxy solicitor, at (800) 322-2885 (toll free) or (212) 929-5500 (collect) or by email at proxy@MacKenziepartners.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

David Brueggen
Chairman

Neither the SEC nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the amended merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying supplement will not be filed with any government or regulatory authority in Bermuda. Neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for American Safety’s financial soundness or the correctness of any of the statements made or opinions expressed in the accompanying supplement.

This supplement to the proxy statement is dated August 9, 2013, and is first being mailed to American Safety’s shareholders on or about August 12, 2013.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

The Boyle Building, 2nd Floor

31 Queen Street

Hamilton HM 11, Bermuda

Telephone (441) 296-8560

SPECIAL GENERAL MEETING OF SHAREHOLDERS

SUPPLEMENT DATED AUGUST 9, 2013

(to Proxy Statement Dated July 16, 2013)

On or about July 17, 2013, American Safety Insurance Holdings, Ltd. (“American Safety”) mailed to its shareholders of record as of the close of business on July 15, 2013 a definitive proxy statement (the “proxy statement”) relating to a special general meeting of American Safety’s shareholders in connection with the Agreement and Plan of Merger, dated as of June 2, 2013, among American Safety, Fairfax Financial Holdings Limited (“Fairfax”) and Fairfax Bermuda Holdings, Ltd., an indirect wholly-owned subsidiary of Fairfax (“merger sub”) (together with the Bermuda merger agreement set forth on Exhibit A thereto and the other exhibits and annexes thereto, the “merger agreement”) . Upon consummation of the merger pursuant to the terms of the merger agreement (the “merger”), merger sub will merge with and into American Safety, with American Safety surviving the merger as an indirect, wholly-owned subsidiary of Fairfax.

We are pleased to report that American Safety, Fairfax and merger sub have entered into an amendment to the merger agreement, dated as of August 7, 2013 (the “merger agreement amendment”), which is attached as Annex S-A to this supplement to the proxy statement (this “supplement”) and is incorporated herein by reference. The primary purpose of the merger agreement amendment is to increase the per share merger consideration payable to American Safety’s shareholders by $1.00 from the $29.25 per share that such shareholders would have received under the merger agreement prior to the merger agreement amendment, and to increase the termination fee that American Safety has agreed to pay Fairfax under certain specified circumstances (including in connection with a “superior proposal” as defined in the merger agreement) from $9,186,000 to $13,400,000. If the merger agreement, as amended by the merger agreement amendment (the “amended merger agreement”), is approved and adopted by American Safety’s shareholders, then upon the terms and subject to the conditions described in the amended merger agreement, upon the effectiveness of the merger, each outstanding common share, par value $0.01 per share, of American Safety, except as otherwise provided in the amended merger agreement, will be converted into the right to receive $30.25 in cash, without interest (the “merger consideration”) and less any applicable withholding taxes, which represents a 3.4% increase in the aggregate amount of consideration payable to American Safety shareholders.

The board of directors of American Safety (the “board”), after careful consideration of the factors more fully described in this supplement and the proxy statement, has determined that the amended merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, American Safety and its shareholders, and has approved and declared advisable the amended merger agreement, the merger and the transactions contemplated thereby. In addition, the board has, consistent with its fiduciary duties and in consultation with its financial and legal advisors, evaluated the unsolicited proposal to acquire American Safety submitted by Catalina on July 29, 2013 and confirmed on August 6, 2013 (the “Catalina proposal”), and the board has determined, after consultation with its financial advisor, that the Catalina proposal was not, and was not reasonably expected to result in, a “superior proposal” under the merger agreement.

After careful consideration, the board recommends that shareholders vote “FOR” the proposal to approve and adopt the amended merger agreement and to approve the merger, “FOR” the proposal to approve an adjournment or recess of the special general meeting, if necessary or appropriate in the view of the chairman of the special general meeting, to solicit additional proxies in favor of the proposal to approve and adopt the amended merger agreement and to approve the merger if there are insufficient votes at the time of such adjournment or recess to approve and adopt the amended merger agreement and to approve the merger, and “FOR” the merger-related compensation proposal described in the proxy statement.

This supplement incorporates important business and financial information about American Safety from other documents that are not included in or delivered with this supplement. This information is available to you without charge upon your written or oral request. This supplement and the proxy statement is available at American Safety’s website at www.amsafety.com, and you can obtain the documents incorporated by reference in this supplement and the proxy statement by requesting them in writing or by telephone from:

American Safety Insurance Holdings, Ltd.

The Boyle Building, 2nd Floor

31 Queen Street

Hamilton HM 11, Bermuda

Attn: Investor Relations

Telephone (441) 296 8560

You may also ask questions about this supplement and the proxy statement and obtain copies of these documents from the proxy solicitor for American Safety, MacKenzie Partners, Inc., by requesting in writing or by telephone from:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@MacKenziepartners.com

If you would like to request any documents, please do so by August 19, 2013 in order to receive them before the special general meeting.

This supplement, the proxy statement and their annexes are also available for inspection at the public reference facilities of the Securities and Exchange Commission (the “SEC”) at 100 F Street, N.E., Washington, DC 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. You may also obtain information by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to American Safety that have been filed via the EDGAR System.

See the section entitled “Where You Can Find More Information” beginning on page S-28.

THIS SUPPLEMENT IS DATED AUGUST 9, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS SUPPLEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

EXPLANATORY NOTE

This supplement to the definitive proxy statement filed by American Safety on July 16, 2013 is being provided to you because American Safety, Fairfax and merger sub have entered into the merger agreement amendment. This supplement, the annexes to this supplement and the documents referred to in this supplement should be read in conjunction with the proxy statement, the annexes to the proxy statement and the documents referred to in the proxy statement, each of which should be read in its entirety.

References to “the Agreement and Plan of Merger, dated as of June 2, 2013, among Fairfax Financial Holdings Limited, Fairfax Bermuda Holdings Ltd. and the Company, including the Bermuda merger agreement set forth on Exhibit A thereto” throughout the proxy statement and on the proxy card are revised to refer to “the Agreement and Plan of Merger, dated as of June 2, 2013, among Fairfax Financial Holdings Limited, Fairfax Bermuda Holdings Ltd. and the Company, including the Bermuda merger agreement set forth on Exhibit A thereto, as amended on August 7, 2013.” The references to “the merger agreement” throughout the proxy statement and on the proxy card are revised to refer to “the amended merger agreement” except where the context otherwise requires. The references to “the merger agreement, a copy of which is attached as Annex A to the proxy statement” throughout the proxy statement are replaced with references to “the merger agreement, a copy of which is attached as Annex A to the proxy statement, as amended by the merger agreement amendment, which is attached as Annex S-A to this supplement.”

Except as otherwise described in this supplement, the annexes to this supplement or the documents referred to in this supplement, the proxy statement, the annexes to the proxy statement and the documents referred to in the proxy statement are not otherwise modified, supplemented or amended. To the extent information in this supplement differs from, updates or conflicts with information contained in the proxy statement, the information in this supplement is the more current information. Terms defined in the proxy statement and used but not defined herein have the meanings set forth in the proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL MEETING AND THE MERGER

The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “Questions and Answers About the Special General Meeting and The Merger” beginning on page 1 of the proxy statement. You are encouraged to read carefully this entire supplement and the entire proxy statement, including the Annexes and the other documents to which this supplement or the proxy statement refers or incorporates by reference, because the information in this section does not provide all the information that might be important to you.

Q.	Why am I receiving this supplement to the proxy statement and proxy card?

A.	You have been sent this supplement to the proxy statement and proxy card because on August 7, 2013, American Safety, Fairfax and merger sub entered into the merger agreement amendment. This supplement provides information about the merger agreement amendment and updates the proxy statement that was previously mailed to you.

Q.	What are the significant changes in the merger agreement amendment?

A.	The primary purpose of the merger agreement amendment is to increase the per share merger consideration payable to American Safety’s shareholder to $30.25 (an increase of $1.00 from the $29.25 per share merger consideration that such shareholders would have received under the merger agreement prior to the merger agreement amendment), and to increase the termination fee that American Safety has agreed to pay Fairfax under certain specified circumstances (including in connection with a “superior proposal” as defined in the merger agreement) from $9,186,000 to $13,400,000.

Q.	What will I receive if the merger is completed?

A.	If the amended merger agreement is adopted by American Safety’s shareholders, then upon the terms and subject to the conditions described in the amended merger agreement, upon the effectiveness of the merger, each outstanding common share, par value $0.01 per share, of American Safety, except as otherwise provided in the amended merger agreement, will be converted into the right to receive $30.25 in cash, without interest (the “merger consideration”) and less any applicable withholding taxes, which represents a 3.4% increase in the aggregate amount of consideration payable to American Safety shareholders.

Q.	How does the merger consideration compare to the market price of American Safety’s common shares prior to the announcement of the merger?

A.	The merger consideration represents a premium of 26.3% to the closing price of the common shares on May 31, 2013, the last trading day prior to the public announcement of the execution of the merger agreement. On August 8, 2013, the last full trading day before the date of this supplement, the closing price for the common shares on the NYSE was $30.54 per common share. You are encouraged to obtain current market quotations for the common shares in connection with voting your common shares at the special general meeting.

Q.	Has the board approved the amended merger agreement?

A.	Yes, the board has approved the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, and declared them advisable.

Q.	Did the board receive a fairness opinion from its financial advisor in connection with the merger agreement amendment?

A.

Yes. In connection with the merger agreement amendment, the board received an oral opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), which was confirmed by delivery of a written opinion on August 7, 2013, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters and factors considered and limitations on the review undertaken set forth in the opinion, the merger consideration is fair, from a financial point of view, to the holders of American Safety common shares (other than Fairfax, merger sub and any other wholly-owned subsidiary of Fairfax).

The full text of the written opinion of BofA Merrill Lynch, which sets forth the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken in connection with such opinion, is attached as Annex S-B and is incorporated into this supplement and the proxy statement by reference. Holders of American Safety common shares are encouraged to read this opinion carefully in its entirety.

Q.	How does the board recommend that I vote?

A.	The board recommends that you vote as follows:

•	“FOR” the approval and adoption of the amended merger agreement and the approval of the merger;

•

“FOR” the proposal to approve an adjournment or recess of the special general meeting, if necessary or appropriate in the view of the chairman of the special general meeting, to allow the board to solicit additional proxies in favor of the proposal to approve and adopt the amended merger agreement and to approve the merger if there are not sufficient votes at the time of such adjournment or recess to approve and adopt the amended merger agreement and to approve the merger (the “adjournment proposal”); and

•

“FOR” the proposal to approve, on a non-binding, advisory basis, the agreements or understandings with, and items of compensation payable to, or which may become payable to, American Safety’s named executive officers that are based on or otherwise relate to the merger (the “merger-related compensation proposal”).

Q.	What is the status of Catalina’s recently announced unsolicited proposal to acquire American Safety?

A.	On July 30, 2013, American Safety announced that it had received an unsolicited proposal from Catalina to acquire American Safety, and that the board would review the Catalina proposal carefully and consistent with its fiduciary and legal duties.

Members of the board participated in a number of meetings and informational calls in relation to the Catalina proposal and the pending transaction with Fairfax. During these meetings and calls, the board reviewed and discussed with its advisors and consultants various aspects of the Catalina proposal, including the comparative advantages and disadvantages of the Catalina proposal and the pending transaction with Fairfax. The board also received updates on discussions with each of Catalina and Fairfax, potential modifications to the pending transaction with Fairfax, and other further developments with regard to the two transactions. See the section entitled “Background of the Merger” beginning on page S-9.

The board has, consistent with its fiduciary duties and in consultation with its financial, regulatory and legal advisors, evaluated the Catalina proposal, and the board has determined, after consultation with its financial advisor, that the Catalina proposal was not, and was not reasonably expected to result in, a “superior proposal” under the merger agreement. The board recommends that the shareholders of American Safety vote “FOR” the approval and adoption of the amended merger agreement and for the approval of the merger, “FOR” the adjournment proposal and “FOR” the merger-related compensation proposal.

American Safety shareholders are not being asked to vote on or take any action with respect to the Catalina proposal at the special general meeting.

Q.	What do I need to do now?

A.	Carefully read and consider the information contained in and incorporated by reference into this supplement and the proxy statement, including the annexes. Whether or not you expect to attend the special general meeting in person, please submit a proxy to vote your common shares as promptly as possible so that your common shares may be represented and voted at the special general meeting.

For your convenience, we have enclosed an additional proxy card with this supplement. If you have already voted “FOR,” “AGAINST” or to “ABSTAIN” on the approval and adoption of the merger agreement using a properly executed proxy card, or otherwise voted over the Internet or by telephone, you will be considered to have voted in the same manner on the approval and adoption of the amended merger agreement and do not need to do anything further unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return your proxy card as soon as possible. If you attend the special general meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Q.	What do I do if I have already submitted my vote?

A.	If you have already voted and you do not want to change the way you previously voted, you do not need to do anything further and your vote will be counted at the special general meeting. If you have not previously voted, we urge you to submit a proxy by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided, or submit your proxy by telephone or over the Internet by following the instructions on the proxy card. If you wish to revoke or change the proxy you have already submitted, we urge you to submit a new proxy by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided, or submit your new proxy by telephone or over the Internet by following the instructions on the proxy card, or cast your vote in person at the special general meeting. You may change your vote at any time before your proxy is voted at the special stockholders’ meeting.

If your shares are held in “street name” by your broker, and you have not already delivered a properly executed proxy, or wish to change your vote, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your common shares, or need additional copies of this supplement, the proxy statement or the enclosed proxy card, please contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@MacKenziepartners.com

For media inquiries, please contact:

American Safety Insurance Holdings, Ltd.

The Boyle Building, Second Floor

31 Queen Street

Hamilton HM11, Bermuda

Attention: Investor Relations

SUMMARY

The following information supplements and, where applicable, replaces the information under the heading “Summary” beginning on page 7 of the proxy statement, and highlights information contained elsewhere in this supplement. This section may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special general meeting. We urge you to read this supplement and the proxy statement carefully, including the attached Annexes and the other documents incorporated by reference herein. See also the section entitled “Where You Can Find More Information.” We have included page references in this summary to direct you to more complete descriptions of the topics presented below.

Merger Consideration (Page S-23)

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger (the “effective time”), each common share (other than (i) common shares held in the treasury of American Safety and (ii) common shares owned by merger sub, Fairfax or any other subsidiary of Fairfax immediately prior to the effective time) issued and outstanding immediately prior to the effective time will be converted into the right to receive $30.25 in cash, without interest and less any applicable withholding taxes.

At the effective time, each option to purchase common shares under the Company’s incentive plans that is outstanding and unexercised as of immediately prior to the effective time will become fully vested and exercisable. Each holder of the options to purchase common shares that are outstanding and unexercised as of the effective time will have the right to receive, in exchange for the cancellation of such options, a cash payment equal to the aggregate number of common shares issuable upon the exercise of such options multiplied by the amount (if any) by which $30.25 exceeds the applicable option exercise price, without interest and less any applicable withholding taxes.

At the effective time, each restricted common share outstanding immediately prior to the effective time will become fully vested and transferable and all restrictions on such restricted common shares will lapse as of the effective time. Each such share will be cancelled and converted into the right to receive $30.25 in cash, without interest, less any applicable withholding taxes.

Termination Fee (Page S-23)

If the merger agreement is terminated in certain circumstances described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 59 of the proxy statement, American Safety will be required to pay to Fairfax a termination fee in the amount of $13,400,000.

Reasons for the Merger; Recommendation of the Board of Directors (Page S-11)

After careful consideration, the board has determined that the merger consideration constitutes fair value for each common share in accordance with the Companies Act and that the amended merger agreement, the merger and the other transactions contemplated thereby are fair to, and in the best interests of, American Safety and its shareholders, and has approved and declared advisable the amended merger agreement, the merger and the transactions contemplated thereby. For the factors considered by the board in reaching its decision to approve the merger agreement, the merger and the transactions contemplated thereby, see the section entitled “Reasons for the Merger” beginning on page S-11 of this supplement and the section entitled “The Merger—Reasons for the Merger” beginning on page 28 of the proxy statement.

After careful consideration, the board recommends that you vote “FOR” the proposal to approve and adopt the amended merger agreement and to approve the merger, “FOR” the adjournment proposal and “FOR” the merger-related compensation proposal.

Opinion of American Safety’s Financial Advisor (Page S-12)

BofA Merrill Lynch, American Safety’s financial advisor, delivered to American Safety’s board a written opinion, dated August 7, 2013, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of American Safety common shares. The full text of the written opinion, dated August 7, 2013, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex S-B to this supplement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to American Safety’s board (in its capacity as such) for the benefit and use of American Safety’s board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to American Safety or in which American Safety might engage or as to the underlying business decision of American Safety to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

Financing of the Merger (Page S-20)

Consummation of the merger is not conditioned on the receipt of financing by Fairfax. We anticipate that the total funds needed to consummate the merger will be approximately $317,200,000. Fairfax has informed us that it will fund this amount with its internally available sources.

Regulatory Approvals (Page S-20)

As of the date of this supplement, various conditions to closing of the merger have been satisfied, including early termination of the waiting period applicable to the closing of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Market Price of Common Shares (Page S-25)

On August 8, 2013, the last full trading day before the date of this supplement, the closing price for the common shares on the NYSE was $30.54 per common share. You are encouraged to obtain current market quotations for the common shares in connection with voting your common shares at the special general meeting.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of the United States securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the United States securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend.” Forward-looking statements contained in this proxy statement include information regarding possible or assumed future results of operations of American Safety, the expected completion and timing of the merger and other information relating to the merger. Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include:

•	the shareholders of American Safety may not approve and adopt the merger agreement or approve the merger;

•	litigation in respect of the merger could delay or prevent the closing of the merger;

•

the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived;

•	the possibility of disruption from the merger making it more difficult to maintain business and operational relationships;

•	the ability of American Safety to retain and hire key personnel and maintain relationships with customers or other business partners pending the consummation of the transaction;

•

developments beyond the parties’ control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments; and

•	the “risk factors” and other factors referred to in American Safety’s reports filed with or furnished to the SEC.

Consequently, all of the statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading and the information contained under the headings “Risk Factors” and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2012, as amended, filed with the SEC on March 15, 2013 and amended on April 30, 2013, and each quarterly report on Form 10-Q filed thereafter (see “Where You Can Find More Information” beginning on page S-28). The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE MERGER

Background of the Merger

The section entitled “The Merger—Background of the Merger,” beginning on page 22 of the proxy statement, describes the background of the merger up to and including July 16, 2013, the date of the proxy statement. The discussion below supplements that description. While we believe that the following description, in addition to the related disclosure in the proxy statement, covers the material terms regarding the background of the merger, this summary and the summary in the proxy statement may not contain all of the information that is important to you. You should carefully read this entire supplement, including the section titled “The Amended Merger Agreement,” and the entire proxy statement, including the section titled “The Merger Agreement,” and the other documents to which we refer for a more complete understanding of the merger.

On July 29, 2013, American Safety received two unsolicited letters from Catalina (the “Catalina letters”). The first letter, which Catalina labeled the “public letter,” outlined the material terms of the Catalina proposal, including the increase in its offer to acquire American Safety from a price per share of $29.00 to $29.75. The second letter, which Catalina labeled the “private letter,” described certain objections to the manner in which the sale process had been conducted by the board and its advisors. Later that day, Catalina filed an amended Schedule 13D disclosing the public letter.

Also on July 29, 2013, certain members of the board had discussions with Shearman & Sterling and BofA Merrill Lynch regarding the Catalina letters and determined to publicly file both letters and request a waiver from Fairfax under the merger agreement to permit the board to engage in discussions and negotiations with Catalina regarding the Catalina proposal (the “waiver”). Later that night, Shearman & Sterling had discussions with Torys, counsel to Fairfax, regarding the waiver, subsequent to which Shearman & Sterling sent Fairfax a draft of the waiver.

On July 29 and 30, 2013, at the request of the board, a representative of BofA Merrill Lynch had conversations with representatives of Fairfax regarding American Safety’s receipt of the Catalina proposal and the waiver.

On July 30, 2013, American Safety publicly disclosed the Catalina letters on Form 8-K, stating that the board disagreed with Catalina’s characterization of the sale process and that it would review the Catalina proposal carefully and consistent with its fiduciary and legal duties.

Later that day, the board held a telephonic meeting, with American Safety management and certain of its advisors in attendance, to discuss the Catalina proposal. After a brief update from BofA Merrill Lynch, Shearman & Sterling reviewed with the board its obligations under the terms of the merger agreement with respect to the Catalina proposal and the fiduciary principles relevant to the decisions to be made by the board in connection with its consideration of the Catalina proposal. The board directed BofA Merrill Lynch and Shearman & Sterling to provide certain non-public information to Royal Bank of Canada, financial advisor to Catalina (“RBC”), and Allen & Overy LLP, counsel to Catalina (“Allen & Overy”), and to request that Catalina confirm its offer following review of such information and provide to American Safety additional information regarding its anticipated regulatory approval process. The board also directed BofA Merrill Lynch to contact representatives of Fairfax to determine whether they were interested in improving the terms on which they would be willing to acquire American Safety. Later that day, Fairfax granted the waiver to American Safety.

On July 31, 2013, BofA Merrill Lynch, at the request of the board, discussed with RBC the terms of the Catalina proposal. That day, Shearman & Sterling discussed with Allen & Overy the Catalina proposal and requested that Catalina confirm its offer after review of certain non-public information provided by BofA Merrill Lynch later that day. Shearman & Sterling also requested the scheduling of a further discussion regarding regulatory matters and an updated financing commitment letter.

Also on July 31, 2013, at the request of the board, a representative of BofA Merrill Lynch had conversations with representatives of Fairfax to encourage Fairfax to consider improving its offer.

On August 1, 2013, BofA Merrill Lynch, at the request of the board, provided certain non-public information regarding American Safety to RBC to facilitate discussions and negotiations regarding the Catalina proposal.

Also on August 1, 2013, Allen & Overy provided Catalina’s updated financing commitment letter, information regarding the availability of Catalina’s equity financing and a summary of Catalina’s prior experience in obtaining insurance regulatory approvals.

On August 2, 2013, after reviewing the information provided on August 1, 2013, Catalina confirmed its offer as conveyed in its offer letter of July 29, 2013. Later that day, representatives of American Safety, Shearman & Sterling and BofA Merrill Lynch had a telephonic meeting to discuss the Catalina proposal and Catalina’s request that American Safety provide it with a draft merger agreement.

On August 2, 2013, at the request of the board, representatives of BofA Merrill Lynch contacted representatives of RBC, informing them that additional non-public information would be provided to them and encouraging them to request a discussion regarding such information with American Safety. Later that day, at the request of the board, BofA Merrill Lynch sent RBC and Allen & Overy such information. In addition, Shearman & Sterling contacted Allen & Overy requesting that Catalina confirm its offer as conveyed in its offer letter of July 29, 2013 after reviewing such additional information.

On August 3, 2013, representatives of American Safety and its advisors discussed with representatives of Catalina and its advisors certain regulatory matters, including Catalina’s experience in obtaining regulatory approvals in prior transactions.

Immediately thereafter, at the request of Catalina, representatives of American Safety, along with Shearman & Sterling, discussed with Catalina, RBC and Allen & Overy certain matters relating to American Safety and its business.

Later that day, Shearman & Sterling sent to Allen & Overy a draft of a merger agreement providing for the acquisition of American Safety by Catalina.

From August 1 through August 6, 2013, a representative of BofA Merrill Lynch had a number of conversations with representatives of Fairfax to continue to encourage Fairfax to improve its offer.

On August 5, 2013, at the request of the board, Shearman & Sterling advised Allen & Overy that the board had scheduled a meeting for August 7, 2013 and requested that Catalina provide the “best and final” price at which it proposed to acquire 100% of the outstanding shares of American Safety and a draft of the merger agreement that Catalina would be prepared to sign. In addition, Shearman & Sterling advised Torys of the scheduled board meeting and asked that, if Fairfax wished to improve the terms of the pending transaction between American Safety and Fairfax, such revised price (and any other terms) be submitted by the close of business on August 6, 2013. Shearman & Sterling also provided to Torys a draft amendment to be executed in the event Fairfax improved its terms and asked that any comments to such amendment and an estimate of when Fairfax expected to receive regulatory approval also be provided at such time.

Also on August 5, 2013, at the request of the board, representatives of BofA Merrill Lynch contacted representatives of RBC to request that Catalina’s “best and final” price be submitted no later than August 6, 2013 and to encourage Catalina to improve its proposal beyond $29.75 per share. At the request of the board, BofA Merrill Lynch also contacted Fairfax and requested that any improvement in their offer be submitted by such date.

Later that day, Allen & Overy submitted a revised draft of a merger agreement to Shearman & Sterling.

On August 6, 2013, Shearman & Sterling discussed with Allen & Overy certain material issues related to a revised draft of a merger agreement submitted by Allen & Overy to Shearman & Sterling on August 5, 2013.

Later that day, Allen & Overy submitted a revised draft of a merger agreement to Shearman & Sterling and Catalina delivered a letter to the board of directors of American Safety, which it filed on an amended Schedule 13D, confirming its offer to purchase 100% of the outstanding shares of American Safety at a price per share of $29.75.

On the morning of August 7, 2013, representatives of Fairfax informed representatives of BofA Merrill Lynch that Fairfax was prepared to increase the price at which Fairfax would acquire American Safety from $29.25 per share to $30.25 per share, but also requested an increase in the termination fee from $9,186,000 to $18,000,000. In addition, Torys provided to S&S a revised draft of the amendment to the merger agreement.

At a meeting of the board later that morning, which representatives of BofA Merrill Lynch and Shearman & Sterling attended, the board reviewed and considered both Catalina’s proposal and draft merger agreement and Fairfax’s proposal and draft amendment. The board determined that, while Fairfax’s proposed per share acquisition price was higher than Catalina’s, the board was not prepared to agree to the termination fee proposed by Fairfax. The board directed BofA Merrill Lynch to contact Fairfax to communicate the board’s proposal that the termination fee would be $12,000,000, or approximately 3.8% of the purchase price. BofA Merrill Lynch made this proposal to Fairfax.

Fairfax subsequently contacted BofA Merrill Lynch and proposed that the termination fee would be $14,400,000, or approximately 4.5% of the purchase price. BofA Merrill Lynch communicated this revised proposal to the board. The board considered the revised proposal and instructed BofA Merrill Lynch and Shearman & Sterling to communicate to Fairfax that it had not changed its proposal that the termination fee be $12,000,000. At the direction of the board, BofA Merrill Lynch and Shearman & Sterling had a number of discussions with Fairfax regarding the termination fee, during which BofA Merrill Lynch also asked whether Fairfax was willing to increase its offer beyond $30.25 per share, which Fairfax was unwilling to do. BofA Merrill Lynch and Shearman & Sterling reported to the board the nature of these conversations, including the fact that Fairfax was unwilling to agree to a further reduction of the termination fee and that there was a risk that Fairfax would withdraw or modify its offer of $30.25 per share if the board did not agree to its proposed termination fee.

The board then discussed whether it was advisable to conduct further discussions with Catalina. Based on indications from Fairfax, the board concluded that there was a meaningful risk that American Safety or its advisors conducting further negotiations with Catalina could result in Fairfax rescinding its offer of $30.25 per share. Based on this determination, the board determined that it was not advisable to engage in further negotiations with Catalina at such time.

Thereafter, there was a conversation between David Brueggen, Chairman of the Board of American Safety, and the chairman of Fairfax. During this call, the chairman of Fairfax proposed a termination fee of $13,400,000 or approximately 4.2% of the purchase price. Mr. Brueggen then communicated this proposal to the other members of the board.

BofA Merrill Lynch then reviewed with the board, among other things, its financial analysis of the merger consideration proposed by Fairfax and delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated August 7, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, such merger consideration to be received by American Safety’s shareholders was fair, from a financial point of view, to such shareholders.

Following further discussion and consultation with BofA Merrill Lynch, the board determined that Catalina’s proposal was not, and was not reasonably expected to result in, a “superior proposal” under the merger agreement. The board also determined that pursuing a transaction with Fairfax on the terms proposed would be in the best interest of American Safety and its shareholders and approved the amendment to the merger agreement.

On August 7, 2013, American Safety announced that it had entered into the merger agreement amendment with Fairfax, pursuant to which the merger consideration payable to American Safety shareholders was increased to $30.25 per share from the previously announced $29.25 per share, and the termination fee was increased to $13,400,000 from $9,186,000.

Reasons for the Merger

The board, after careful consideration of the factors described in this supplement and the proxy statement, has determined that the merger is in the best interests of American Safety and its shareholders, and has approved the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger. In evaluating the amended merger agreement, the board consulted with American Safety’s management, as well as American Safety’s legal and financial advisors and, in reaching its determination and recommendation regarding the amended merger agreement and the merger, considered the following factors, in addition to the factors described in “The Merger—Reasons for the Merger” in the proxy statement:

•

the fact that the cash purchase price paid to American Safety shareholders increased from $29.25 per share to $30.25 per share, and represents a premium of: 26.3% to the closing price of American Safety’s common shares on May 31, 2013, the last trading day prior to the approval of the merger agreement; 79.1% to the closing price on December 6, 2012, the last trading day prior to the date Catalina began purchasing American Safety’s common shares; 30.6% to the closing price on March 5, 2013, the date that Catalina filed a Schedule 13D with respect to its beneficial ownership of American Safety’s common shares; and 3.4% to the original merger consideration;

•

the fact that Catalina was asked to submit the “best and final” price at which it proposed to acquire 100% of the outstanding shares of American Safety, and that after receiving such request Catalina confirmed its offer of $29.75, which is $0.50 lower than the price per share proposed by Fairfax;

•	the likelihood that the merger would be completed, and completed in a reasonably prompt time frame, considering the terms of the amended merger agreement; and

•

the opinion of BofA Merrill Lynch, dated August 7, 2013, to the board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of American Safety common shares, as more fully described below in the section entitled “Opinion of ASI’s Financial Advisor.”

This discussion of the information and factors considered by the board includes the principal positive and negative factors considered by the board, but is not intended to be exhaustive and may not include all of the factors considered.

In view of the wide variety of factors considered in connection with its evaluation of the amended merger agreement and the merger and the complexity of these matters, the board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Rather, the board viewed its position and recommendation as being based on the totality of the information presented to them and the factors they considered.

In addition, individual members of the board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 15 of the proxy statement.

Recommendation of the Board

The board recommends that the shareholders of American Safety vote “FOR” the approval and adoption of the amended merger agreement.

Opinion of American Safety’s Financial Advisor

American Safety has retained BofA Merrill Lynch to act as American Safety’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. American Safety selected BofA Merrill Lynch to act as American Safety’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger and its reputation in the investment community.

On August 7, 2013, at a meeting of American Safety’s board held to evaluate the merger, BofA Merrill Lynch delivered to American Safety’s board an oral opinion, which was confirmed by delivery of a written opinion dated August 7, 2013, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of American Safety common shares was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to American Safety’s board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex S-B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to American Safety’s board for the benefit and use of American Safety’s board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to American Safety or in which American Safety might engage or as to the underlying business decision of American Safety to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business and financial information relating to American Safety;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of American Safety furnished to or discussed with BofA Merrill Lynch by the management of American Safety, including certain financial forecasts relating to American Safety prepared by the management of American Safety (“American Safety management forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of American Safety with members of senior management of American Safety;

(4)	reviewed the trading history for American Safety common shares and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(5)	compared certain financial and stock market information of American Safety with similar information of other companies BofA Merrill Lynch deemed relevant;

(6)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(7)	considered (i) the fact that American Safety publicly announced that its board was undertaking a review of strategic alternatives, including a potential sale of American Safety (ii) the results of BofA Merrill Lynch’s efforts on behalf of American Safety to solicit, at the direction of the board, indications of interest and definitive proposals from third parties with respect to a possible acquisition of American Safety and (iii) the proposal received from a third party subsequent to the execution of the merger agreement;

(8)	participated in certain discussions and negotiations between representatives of American Safety and representatives of Fairfax;

(9)	reviewed the amended merger agreement; and

(10)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of American Safety that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the American Safety management forecasts, BofA Merrill Lynch was advised by American Safety, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of American Safety as to the future financial performance of American Safety. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of American Safety, nor did it make any physical inspection of the properties or assets of American Safety. BofA Merrill Lynch did not evaluate the solvency or fair value of American Safety or Fairfax under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and it did not make an independent evaluation of the adequacy of the reserves of American Safety. In that regard, BofA Merrill Lynch did not make any analysis of, and expressed no opinion as to, the adequacy of the losses and loss adjustment expense reserves for American Safety. BofA Merrill Lynch assumed, at the direction of American Safety, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on American Safety or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of American Safety common shares, and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to American Safety or in which American Safety might engage or as to the underlying business decision of American Safety to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter. Except as described above, American Safety imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to American Safety’s board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

American Safety Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for American Safety and the following seventeen publicly traded companies in the large cap and small cap property and casualty insurance business, which, based on its professional judgment and experience, BofA Merrill Lynch deemed relevant to consider in relation to American Safety and the merger:

Large Cap Composite

•	Allied World Assurance Company Holdings, AG

•	Argo Group International Holdings, Ltd.

•	Aspen Insurance Holdings Limited

•	AXIS Capital Holdings

•	Endurance Specialty Holdings Ltd.

•	Markel Corp.

•	RLI Corp.

•	Tower Group International, Ltd.

•	W.R. Berkley Corp.

Small Cap Composite

•	Baldwin & Lyons, Inc.

•	EMC Insurance Group Inc.

•	Global Indemnity plc

•	Hallmark Financial Services, Inc.

•	Meadowbrook Insurance Group, Inc.

•	National Interstate Corp.

•	The Navigators Group, Inc.

•	United Fire Group, Inc.

BofA Merrill Lynch reviewed, among other things, earnings per share multiples based on closing stock prices on August 5, 2013, of the selected publicly traded companies as a multiple of calendar year 2013 estimated fully diluted earnings per share, commonly referred to as EPS. The range of EPS multiples for the selected publicly traded companies for calendar year 2013 was 9.6x to 20.3x for the large cap composite and 12.0x to 24.8x for the small cap composite. BofA Merrill Lynch also reviewed primary book value per share multiples, based on closing stock prices on August 5, 2013, of the selected publicly traded companies as a multiple of June 30, 2013 primary book value per share. The range of primary book value per share multiples for the selected publicly traded companies based on June 30, 2013 primary book value per share was 0.79x to 2.16x for the large cap composite and 0.59x to 1.59x for the small cap composite. BofA Merrill Lynch then applied calendar year 2013 EPS multiples of 11.0x to 13.0x derived from the selected publicly traded companies to American Safety’s calendar year 2013 estimated fully diluted EPS based on both American Safety’s management estimates and research analyst estimates and applied multiples of 0.70x to 0.90x derived from the selected publicly traded companies to American Safety’s June 30, 2013 primary book value per share. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of American Safety were based on the American Safety management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for American Safety, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for American Safety			Merger Consideration
2013E EPS (American Safety Estimates)	2013E EPS (Research Analyst Estimates)	June 30, 2013 Primary Per Share Book Value

$20.06 - $23.71	$17.27 - $20.41	$23.75 - $30.54	$30.25

No company used in this analysis is identical or directly comparable to American Safety. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which American Safety was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following thirteen selected transactions involving companies in the property and casualty insurance business, which, based on its professional judgment and experience, BofA Merrill Lynch deemed relevant to consider in relation to American Safety and the merger:

Announcement Date	Acquiror	Target
• 12/18/12	• Markel Corp.	• Alterra Corp.
• 8/27/12	• Enstar Group Ltd.	• SeaBright Holdings, Inc.
• 11/20/11	• Alleghany Corp.	• Transatlantic Holdings Inc.
• 9/8/11	• ACE Limited	• Penn Millers Holding Corp.
• 11/30/10	• United Fire & Casualty Co.	• Mercer Insurance Group
• 10/28/10	• Fairfax Financial Holdings Ltd.	• First Mercury Financial Corp.
• 7/15/10	• ProSight Specialty Insurance	• NYMAGIC, INC.
• 7/1/10	• First Mercury Financial Corp.	• Valiant Insurance Group, Inc.
• 6/9/10	• Old Republic Insurance Company	• PMA Capital Corp.
• 4/26/10	• National Interstate Corp.	• Vanliner Insurance Company
• 4/16/10	• QBE Insurance Group Limited	• NAU Country Insurance Company
• 3/3/10	• Max Capital Group Ltd.	• Harbor Point Ltd.
• 2/17/10	• Fairfax Financial Holdings Ltd.	• Zenith National Insurance Corp.

BofA Merrill Lynch reviewed transaction values, calculated as the equity value implied for the target company, based on the consideration payable in the selected transaction, as a multiple of the target company’s one year forward operating earnings and as a multiple of the target company’s fully diluted book value for the most recent quarter ending before the date on which the transaction was announced. The range of forward operating earnings multiples for the selected precedent transactions was 3.1x to 13.7x. The range of fully diluted book value multiples for the selected precedent transactions was 0.55x to 1.66x. BofA Merrill Lynch then applied one year forward operating earnings multiples of 11.0x to 13.0x derived from the selected transactions to American Safety’s calendar year 2013 estimated fully diluted EPS based both on American Safety’s management estimates and research analyst estimates and applied fully diluted book value multiples of 0.75x to 0.95x derived from the selected transactions to American Safety’s June 30, 2013 primary book value per share. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of American Safety were based on the American Safety management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for American Safety, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for American Safety			Merger Consideration
2013E EPS (American Safety Estimates)	2013E EPS (Research Analyst Estimates)	June 30, 2013 Primary Per Share Book Value

$20.06 - $23.71	$17.27 - $20.41	$23.36 - $29.59	$30.25

No company, business or transaction used in this analysis is identical or directly comparable to American Safety or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which American Safety and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of American Safety to calculate the estimated present value of the standalone, distributable, levered cash flows that American Safety was forecasted to generate during American Safety’s fiscal years 2013 through 2017 based on the American Safety management forecasts, a summary of which is set forth under “American Safety Unaudited Prospective Financial Information” on pages 37 to 38 of the proxy statement. BofA Merrill Lynch calculated terminal values for American Safety by applying terminal multiples of 0.80x to 1.00x to American Safety’s December 31, 2017 estimated equity value. The cash flows and terminal values were then discounted to present value as of January 1, 2013 using discount rates ranging from 10.0% to 12.0%, which were based on an estimate of American Safety’s cost of equity. This analysis indicated the following approximate implied per share equity value reference ranges for American Safety as compared to the merger consideration:

Implied Fully Diluted Per Share Equity Value Reference Range for American Safety	Merger Consideration

$22.73 - $29.36	$30.25

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•

historical trading prices of American Safety common shares during the period commencing on January 1, 2012 and ending on August 5, 2013 and trading volumes of American Safety’s common shares during the twelve-month and six-month periods ended August 5, 2013;

•	the historical ratio of price per share to trailing primary book value per share for American Safety during the period commencing on January 1, 2012 and ending on August 5, 2013;

•	operating return on average equity and the combined ratio for the selected publicly traded companies; and

•	implied premiums paid in selected precedent transactions in which the target company was publicly traded.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to American Safety’s board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of American Safety. The estimates of the future performance of American Safety in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to American Safety’s board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of American Safety.

The type and amount of consideration payable in the merger was determined through negotiations between American Safety and Fairfax, rather than by any financial advisor, and was approved by American Safety’s board. The decision to enter into the merger agreement was solely that of American Safety’s board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by American Safety’s board in its evaluation of the proposed merger and should not be viewed as determinative of the views of American Safety’s board or management with respect to the merger or the merger consideration.

American Safety has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of approximately $5.0 million to $5.9 million, a portion of which was payable in connection with its prior opinion rendered in connection with the merger agreement, a portion of which is payable in connection with the rendering of its August 7, 2013 opinion and a significant portion of which is contingent upon the completion of the merger. American Safety also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of American Safety, Fairfax and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Fairfax and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and bookrunner for, and/or a lender under, certain credit or other facilities of, or loans to, Fairfax and/or certain of its affiliates, (ii) having acted or acting as manager or underwriter for various debt offerings of Fairfax and/or certain of its affiliates, (iii) having acted or acting as a dealer-manager in connection with certain debt and/or equity tender offers for Fairfax and/or certain of its affiliates, (iv) having acted as a financial advisor to an affiliate of Fairfax in connection with a merger and acquisition transaction, (v) having provided or providing certain swap, derivatives and foreign exchange trading services to Fairfax and/or certain of its affiliates, and (vi) having provided or providing certain treasury and trade management services and products to Fairfax and/or its affiliates. From June 1, 2011 through June 30, 2013, BofA Merrill Lynch and its affiliates received or derived, directly or indirectly, aggregate revenues of approximately $41.5 million from Fairfax and its affiliates for commercial, corporate and investment banking services.

American Safety Unaudited Prospective Financial Information

The following information supplements the information under the heading “American Safety Unaudited Prospective Financial Information” beginning on page 37 of the proxy statement.

As stated in the proxy statement, American Safety does not, as a matter of course, prepare or publicly disclose prospective financial information about American Safety’s future financial performance, revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, since the execution of the merger agreement in June 2013, certain financial forecasts were prepared by and made available to the board and BofA Merrill Lynch in connection with the board’s consideration of the proposals by Catalina and Fairfax.

American Safety is including this prospective financial information in this supplement to provide its shareholders access to certain nonpublic unaudited forward-looking financial information that was made available to the board and BofA Merrill Lynch in connection with the approval of the amended merger agreement. The inclusion of this information in this supplement should not be regarded as an indication that American Safety, the board, BofA Merrill Lynch or any other recipient of this information considered, or now considers, this information to be reliable predictions of future results, and it should not be relied upon as such.

The prospective financial information is subjective in many respects and reflects numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond American Safety’s control, including estimates and assumptions regarding general economic conditions, premium rate levels, loss ratios, loss cost trends, reinsurance costs, capital adequacy, investment yields and other financial metrics. Important factors that may affect actual results and cause this information not to be accurate include, but are not limited to, general economic trends, risks and uncertainties relating to American Safety’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, premium rate levels, property and casualty insurance industry loss cost trends, competition, reinsurance costs, capital adequacy and other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 15 of the proxy statement and page S-8 of this supplement and also described in the “Risk Factors” sections of our annual report on Form 10-K for the fiscal year ended December 31, 2012, as amended, and our quarterly reports on Form 10-Q thereafter. In addition, the prospective financial information does not reflect any events that could affect American Safety’s prospects, including changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared. The prospective financial information also covers multiple years and by its nature becomes subject to greater uncertainty with each successive year. Furthermore, and for the same reasons, this information should not be construed as commentary by American Safety’s management as to how American Safety’s management expects American Safety’s actual results to compare to research analysts’ estimates. There can be no assurance that the prospective financial information is or will be accurate or that American Safety’s future financial results will not vary, even materially, from this information. None of American Safety, its affiliates, representatives or agents undertakes any obligation to update or otherwise to revise the prospective financial information to reflect circumstances existing or arising after the date such information was generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error or to have changed.

Set forth below is a summary of selected unaudited prospective financial information prepared by American Safety’s management and provided to BofA Merrill Lynch.

	2013	2014	2015	2016	2017
	(Dollars in millions except per share data)
Net premiums written	$250.3	$249.5	$279.3	$301.1	$320.2
Net operating income	$17.8	$25.5	$31.4	$34.9	$37.5
Diluted Operating EPS	$1.82	$2.70	$3.50	$4.15	$4.77
Combined ratio	100.9%	98.0%	95.9%	95.2%	95.0%
Common Shareholders’ Equity	$334.9	$350.0	$368.1	$388.0	$409.4
Book Value Per Share (Diluted)(1)	$34.38	$37.94	$42.37	$47.70	$53.93
(1)	Dilution based on period ending share price grown at 10% annually for project periods. Does not include restricted common shares that have not been earned.

The prospective financial information should be read together with the historical financial statements of American Safety, which have been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 69 of the proxy statement and page S-28 of this supplement. The prospective financial information was not prepared with a view toward public disclosure and, accordingly, does not comply with published guidelines of the SEC, the Public Company Accounting and Oversight Board or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or given any form of assurance on the prospective financial information or its achievability, and accordingly assume no responsibility for it or its achievability. The report of American Safety’s independent registered public accounting firm incorporated into the proxy statement by reference relates to American Safety’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

There can be no assurance that any prospective financial information will be, or are likely to be, realized, or that the assumptions on which they are based will prove to be, or are likely to be, correct. None of American Safety or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholders or any other person regarding the ultimate performance of American Safety compared to the prospective financial information set forth above. American Safety has not made any representation to Fairfax, in the merger agreement or otherwise, concerning the prospective financial information. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote for the proposal to approve and adopt the amended merger agreement and to approve the merger.

Financing of the Merger

Consummation of the merger is not conditioned on the receipt of financing by Fairfax. We anticipate that the total funds needed to consummate the merger will be approximately $317,200,000, which Fairfax has informed us will be funded from its internally available sources.

Regulatory Approvals

As of the date of this supplement, various conditions to the closing of the merger have been satisfied, including early termination of the waiting period applicable to the closing of the merger under the HSR Act.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The following information supplements and, where applicable, replaces the information under the heading “Interests of Certain Persons in the Merger” beginning on page 39 of the proxy statement.

The table set forth below quantifies the amounts, as of the date of this supplement, to which the executive officers of American Safety will be entitled at the effective time with respect to (i) the acceleration of vesting of the restricted common shares and options to purchase common shares of American Safety and (ii) the cancellation of each such executive officer’s restricted common shares and options the vesting of which is accelerated.

Insider	Number of Shares of Restricted Stock	Resulting Consideration	Number of Stock Options	Resulting Consideration
Stephen R. Crim	136,178	$4,119,385	—	—
Joseph D. Scollo, Jr.	131,791	$3,986,678	—	—
Mark W. Haushill	90,923	$2,750,421	20,000	$283,600
Ambuj Jain	56,427	$1,706,917	—	—
Nicholas J. Pascall	33,568	$1,015,432	—	—

MERGER-RELATED COMPENSATION FOR AMERICAN SAFETY’S NAMED EXECUTIVE OFFICERS

The following information supplements and, where applicable, replaces the information under the heading “Merger-Related Compensation for American Safety’s Named Executive Officers” beginning on page 42 of the proxy statement.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
Stephen R. Crim	1,672,000	4,119,385	—	27,835	2,593,375	—	8,412,595
Mark W. Haushill	1,299,282	3,034,021	—	27,587	1,889,091	—	6,249,981
Joseph D. Scollo, Jr.	1,550,061	3,986,678	—	27,587	2,536,273	—	8,100,599
Ambuj Jain	477,397	1,706,917	—	18,557	905,926	—	3,108,797
Nicholas J. Pascall	636,667	1,015,432	—	50,223	0	—	1,702,322

(1)	As discussed in the sections entitled “The Merger—Interests of Certain Persons in the Merger—Employment Agreements” and “The Merger—Interests of Certain Persons in the Merger—Change in Control Agreements” beginning on pages 40 and 41 of the proxy statement, respectively, each of American Safety’s named executive officers is party to an agreement providing for the payment of severance or enhanced severance to the executive if his employment is terminated (“double trigger”) in connection with or within two years following a change in control of American Safety. The sums disclosed in this column reflect the amount that would be payable to our named executive officers if their employment were terminated as of the effective time.
(2)	As discussed in the section entitled “—Restricted Common Shares and Options”, the amounts disclosed in this column reflect the “single trigger” amounts to which the executive officers of American Safety will be entitled at the effective time with respect to (i) the acceleration of vesting of their restricted common shares and options to purchase common shares of American Safety and (ii) the cancellation of each such executive officer’s restricted common shares and options, calculated using the $30.25 per share merger consideration, pursuant to the terms of the amended merger agreement.
(3)	Represents payment of COBRA benefits for 18 months for Messrs. Crim, Scollo and Haushill, for 12 months for Mr. Jain and payment of National Health Insurance premiums for 12 months ($12,723) and three months of housing allowance ($37,500) for Mr. Pascall.
(4)	Includes the following tax reimbursement and gross-up payments:

	Crim	Scollo	Haushill	Jain
Federal income tax	$1,026,977	$1,004,364	$748,080	$358,747
State income tax	93,984	91,915	68,461	32,831
FICA	60,944	59,602	44,394	21,289
Excise tax	1,411,470	1,380,392	1,028,156	493,059

THE MERGER AGREEMENT AMENDMENT

The following describes certain material provisions of the merger agreement amendment and supplements or replaces the information provided in the section entitled “The Merger Agreement” beginning on page 47 of the proxy statement. The following description of the merger agreement amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement amendment, which is attached as Annex S-A to this supplement, and the merger agreement, which is attached as Annex A to the proxy statement, each of which is incorporated in this supplement and the proxy statement by reference.

The rights and obligations of American Safety and Fairfax are governed by the express terms and conditions of the amended merger agreement and not by this summary or any other information contained in this supplement or the proxy statement. All shareholders are urged to read the merger agreement amendment and the merger agreement carefully and in their entirety before making any decisions regarding the merger, including the approval and adoption of the amended merger agreement. Various events contemplated by the merger agreement have occurred since its execution, and you should carefully read this supplement and the proxy statement in its entirety, including the section titled “The Merger,” for a more complete understanding of the merger.

Merger Consideration

At the effective time of the merger, each common share issued and outstanding immediately prior to the effective time will be canceled and converted in the right to receive $30.25 in cash, without interest and less any applicable withholding taxes, other than common shares:

•

held by Fairfax, merger sub or any other direct or indirect wholly-owned subsidiary of Fairfax immediately prior to the effective time, which will be canceled without payment of any merger consideration with respect to such common shares; and

•	held by American Safety in treasury, which will be canceled without payment of any merger consideration with respect to such common shares.

Each holder of an option to purchase common shares that is outstanding and unexercised as of the effective time will have the right to receive, in exchange for the cancellation of such option, a cash payment equal to the aggregate number of common shares issuable upon the exercise of such option multiplied by the amount (if any) by which $30.25 exceeds the exercise price of such option, without interest and less any applicable withholding taxes.

Each restricted common share outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive $30.25 in cash, without interest, less any applicable withholding taxes.

Termination Fee

The merger agreement required that American Safety pay to Fairfax a termination fee of $9,186,000 in certain circumstances enumerated in the merger agreement and described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 59 of the proxy statement. The merger agreement amendment increases the termination fee amount to $13,400,000.

In addition to, and in connection with, the above change, all references throughout the proxy statement to a termination fee of $9,186,000 payable by American Safety to Fairfax are further revised to read $13,400,000.

Acknowledgments and Waiver

Pursuant to the merger agreement amendment, Fairfax and merger sub have acknowledged and agreed that (i) American Safety has satisfied its obligations to (A) sell all of its non-cash investments pursuant to

Section 6.13 of the merger agreement and (B) cause American Safety Risk Retention Group to give notice or termination or non-renewal with respect to all capital support agreements and service agreements to which American Safety and its subsidiaries have any obligations pursuant to Section 6.14 of the merger agreement, and (ii) the waiting period applicable to the consummation of the merger under the HSR Act has been terminated.

In addition, pursuant to the merger agreement amendment, Fairfax has waived the condition to closing provided in Section 7.02(d) of the merger agreement that all consents of governmental authorities that must have been obtained, have been obtained without the imposition of any “burdensome condition” (as such term is defined in the section entitled “The Merger Agreement—Efforts to Complete the Merger” of the proxy statement) or consequence the acceptance of which would constitute a “burdensome condition.”

MARKET PRICE OF COMMON SHARES

The following information supplements and, where applicable, replaces the information under the heading “Market Prices of Common Shares” beginning on page 63 of the proxy statement.

The common shares are listed for trading on the NYSE under the symbol “ASI.” The table below shows, for the periods indicated, the price range of the common shares, as reported by Bloomberg L.P.

	Common Share Price
	High	Low
2010
Quarter ended March 31	$16.81	$13.26
Quarter ended June 30	16.90	14.50
Quarter ended September 30	16.65	15.11
Quarter ended December 31	22.40	16.20

2011
Quarter ended March 31	$21.95	$18.82
Quarter ended June 30	21.52	17.28
Quarter ended September 30	20.10	16.97
Quarter ended December 31	22.00	17.38

2012
Quarter ended March 31	$22.32	$18.04
Quarter ended June 30	19.39	17.08
Quarter ended September 30	19.61	16.71
Quarter ended December 31	19.05	15.75

2013
Quarter ended March 31	$25.70	$19.46
Quarter ended June 30	$29.02	$23.23
Quarter ending September 30 (through August 8, 2013)	$30.54	$28.96

The following table shows the closing sale prices of the American Safety common shares as reported on the NYSE on May 31, 2013, the last trading day prior to the public announcement of the execution of the merger agreement, on July 15, 2013, the most recent practicable date before the proxy statement was mailed to American Safety shareholders, on August 7, 2013, the last trading day before the merger agreement amendment was publicly announced, and on August 8, 2013, the last full trading day before the date of this supplement.

Closing Sale Price of American Safety Common Shares
May 31, 2013	$23.96
July 15, 2013	$29.10
August 7, 2013	$29.88
August 8, 2013	$30.54

The market price of the American Safety common shares will fluctuate prior to the effective time of the merger. You should obtain current market quotations for the common shares.

As of July 15, 2013, the meeting record date, 9,623,413 American Safety common shares were issued and outstanding and held by 668 holders of record. On August 6, 2013, the last date for which information was available prior to the execution of the merger agreement amendment, there were 9,641,731 American Safety common shares outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information as of July 31, 2013 as to:

•	all persons who, to our knowledge, were the beneficial owners of more than 5% of the outstanding common shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The persons named hold sole voting and investment power with respect to the common shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person.

Name of Beneficial Owner(1)	Number of Common Shares	Common Shares that May be Acquired Within 60 Days	Total Common Shares	Percentage Ownership
Cody W. Birdwell (2)	211,152	—	211,152	2.19%
David V. Brueggen (3)	58,975	—	58,975	*
Harris K. Chorney	18,650	—	18,650	*
Stephen R. Crim (4)	220,209	98,977	319,186	3.31%
Lawrence I. Geneen (5)	27,636	—	27,636	*
Steven L. Groot (6)	42,237	—	42,237	*
Mark W. Haushill	11,334	3,051	14,385	*
Ambuj Jain	12,780	38,907	51,687	*
Thomas W. Meuller (7)	308,730	—	308,730	3.20%
Nicholas J. Pascall	6,373	13,963	20,336	*
Joseph D. Scollo, Jr.	93,775	80,015	173,790	1.80%
All directors and executive officers as a group (11 persons)	1,011,851	234,913	1,246,764	12.93%

Name of Beneficial Owner	Number of Common Shares	Common Shares that May be Acquired Within 60 Days	Total Common Shares	Percentage Ownership
Fairfax Financial Holdings Limited (8)	1,019,619	234,913	1,236,214	12.82%
BlackRock, Inc. (9)	734,411	—	734,411	7.62%
Dimensional Fund Advisors LP (10)	656,298	—	656,298	6.81%
Catalina Holdings (Bermuda) Ltd. (11)	548,390	—	548,390	5.69%
Ameriprise Financial, Inc. (12)	520,454	—	520,454	5.40%

*	Less than 1%
(1)	Each director and executive officer is subject to a voting agreement entered into with Fairfax in connection with the execution and delivery of the merger agreement.
(2)	Includes 119,274 common shares of record held by The Cody Birdwell Family Limited Partnership, over which Mr. Birdwell has sole voting power with respect to the common shares, and 3,000 common shares held in an IRA.
(3)	Includes 2,003 common shares owned by his wife.
(4)	Includes 38,995 common shares owned by his spouse and 1,569 common shares held of record as custodian for his children.
(5)	Includes 1,000 common shares owned by his spouse.

(6)	Held by K Groot & S Groot TTEE, Steven L. Groot Living Trust, U/A DTD 03/20/1997.
(7)	Includes 142,745 common shares held of record by The Mark C. Mueller Trust for which Mr. Thomas W. Mueller is the sole trustee. Mark C. Mueller is a brother of Thomas W. Mueller. Includes 143,053 common shares held of record by The Thomas W. Mueller Trust for which Mark C. Mueller is the sole trustee.
(8)	Its address is 95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7 according to a Schedule 13D as filed with the SEC. Fairfax’s beneficial ownership includes common shares owned or controlled by directors, certain of its executive officers and certain relatives and related family trusts of such directors and executive officers over which Fairfax has voting control pursuant to the voting agreements.
(9)	Its address is 40 East 52nd Street, New York, NY 10022 according to a Schedule 13G as filed with the SEC.
(10)	Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746 according to a Schedule 13G as filed with the SEC.
(11)	Its address is Cumberland House, 1 Victoria Street, 7th Floor, Hamilton HM11, Bermuda according to a Schedule 13D as filed with the SEC.
(12)	Its address is 145 Ameriprise Financial Center, Minneapolis, MN 55474 according to a Schedule 13G as filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You may also access the SEC filings and other information about American Safety through our website at www.amsafety.com. The information contained in those websites is not incorporated by reference in this supplement or the proxy statement.

The SEC allows us to “incorporate by reference” information into this supplement and the proxy statement, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is considered part of this supplement and the proxy statement, except for any information superseded by information contained directly in this supplement, the proxy statement or in later filed documents incorporated by reference in this supplement or the proxy statement. This supplement and the proxy statement incorporate by reference the documents set forth below that we have previously filed with the SEC:

•	American Safety’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2012 (as filed on March 15, 2013 and amended on April 30, 2013);

•	American Safety’s Quarterly Reports on Form 10-Q for the quarter ending March 31, 2013 (as filed on May 10, 2013) and for the quarter ending June 30, 2013 (as filed on August 8, 2013);

•	American Safety’s Current Reports on Form 8-K filed on June 3, 2013, June 4, 2013, June 5, 2013, July 30, 2013, July 31, 2013 and August 8, 2013; and

•	American Safety’s Definitive Proxy Statement on Schedule 14A filed on June 1, 2012.

We also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this supplement and the date of the special general meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings through American Safety’s website, the SEC or the SEC’s website at www.sec.gov. Documents incorporated by reference are available from American Safety without charge, excluding all exhibits, except that if American Safety has specifically incorporated by reference an exhibit in this supplement or the proxy statement, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference in this supplement or the proxy statement by requesting them in writing or by telephone from American Safety at the following address:

American Safety Insurance Holdings, Ltd.

The Boyle Building, 2nd Floor

31 Queen Street

Hamilton HM 11, Bermuda

Attention: Investor Relations

Telephone (441) 296-8560

THIS SUPPLEMENT AND THE PROXY STATEMENT DO NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS SUPPLEMENT AND THE PROXY STATEMENT TO VOTE YOUR COMMON SHARES AT THE SPECIAL GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS SUPPLEMENT AND THE PROXY STATEMENT. THIS SUPPLEMENT IS DATED AUGUST 9, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT OR THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS SUPPLEMENT AND THE PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

EXECUTION VERSION

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT No. 1, dated as of August 7, 2013 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 2, 2013 (the “Agreement”), is by and among Fairfax Financial Holdings Limited, a Canadian corporation (“Parent”), Fairfax Bermuda Holdings Ltd., a Bermuda exempted company and indirect wholly owned subsidiary of Parent (“Merger Sub”), and American Safety Insurance Holdings, Ltd., a Bermuda exempted company (the “Company”).

WHEREAS, the parties to the Agreement desire to amend certain terms of the Agreement as described herein; and

WHEREAS, all capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Amendment to Recitals.

The reference to “$29.25” in the fifth Recital of the Agreement is hereby replaced by a reference to “$30.25”.

2. Amendment to Section 2.01(a).

The reference to “$29.25” in the first sentence of Section 2.01(a) of the Agreement is hereby replaced by a reference to “$30.25”.

3. Amendment to Section 3.22.

Section 3.22 is hereby amended by adding the words “and as of August 7, 2013” after “as of the date of this Agreement”.

4. Amendment to Section 8.03(b)(i).

The reference to “$9,186,000” in Section 8.03(b)(i) is hereby replaced by a reference to “$13,400,000”.

5. Acknowledgments and Waivers.

Parent and Merger Sub hereby acknowledge and agree that (i) the Company has satisfied its obligations under Sections 6.13 and 6.14 of the Agreement, (ii) the condition set forth in Section 7.01(c)(i) of the Agreement has been satisfied and (iii) the condition set forth in Section 7.02(d) of the Agreement is hereby waived.

6. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

7. Entire Agreement. This Agreement (as amended by this Amendment) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

S-A-1

8. Governing Law.

(a) This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflicts of Law rules of such state.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State court and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 of the Original Agreement shall be deemed effective service of process on such party.

9. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Amendment, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.

10. Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

11. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Remainder of Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery hereof, any reference to the Agreement shall mean the Agreement as amended by this Amendment.

[The remainder of this page is intentionally left blank.]

S-A-2

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

By	/s/ Stephen R. Crim
Name:	Stephen R. Crim
Title:	President/CEO

FAIRFAX FINANCIAL HOLDINGS LIMITED

By	/s/ Bradley Martin
Name:	Bradley Martin
Title:	Vice President, Strategic Investments

FAIRFAX BERMUDA HOLDINGS LTD.

By	/s/ N.C. Bentley
Name:	N.C. Bentley
Title:	President

S-A-3

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

August 7, 2013

The Board of Directors

American Safety Insurance Holdings, Ltd.

31 Queen Street, 2nd Floor

Hamilton HM11

Bermuda

Members of the Board of Directors:

We understand that American Safety Insurance Holdings, Ltd. (“ASI”) proposes to enter into Amendment No. 1, dated as of August 7, 2013, to the Agreement and Plan of Merger, dated as of June 2, 2013 (the “Original Agreement”, and as so amended, the “Plan of Merger”), among ASI, Fairfax Financing Holdings (“Parent”) and Fairfax Bermuda Holdings Ltd., an indirect wholly owned subsidiary of Parent (“Merger Sub”), and a merger agreement in the form attached as Exhibit A to the Plan of Merger (the “Merger Agreement” and, together with the Plan of Merger, the “Agreements”), pursuant to which, among other things, Merger Sub will merge with and into ASI (the “Merger”) and each outstanding common share, par value $0.01 per share, of ASI (each, an “ASI Common Share”), other than ASI Common Shares held in treasury or owned by Merger Sub, Parent or any of Parent’s wholly owned subsidiaries and other than Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $30.25 in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreements.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ASI Common Shares of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to ASI;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of ASI furnished to or discussed with us by the management of ASI, including certain financial forecasts relating to ASI prepared by the management of ASI (such forecasts, the “ASI Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of ASI with members of senior management of ASI;

(4)	reviewed the trading history for ASI Common Shares and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5)	compared certain financial and stock market information of ASI with similar information of other companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)	considered (i) the fact that ASI publicly announced that its Board of Directors was undertaking a review of strategic alternatives, including a potential sale of ASI, (ii) the results of our efforts on behalf of ASI to solicit, at the direction of the Board of Directors of ASI, indications of interest and definitive proposals from third parties with respect to a possible acquisition of ASI and (iii) the proposal received from a third party subsequent to the execution of the Original Agreement;

(8)	participated in certain discussions and negotiations between representatives of ASI and representatives of Parent;

S-B-1

The Board of Directors

American Safety Insurance Holdings, Ltd.

(9)	reviewed the Merger Agreement; and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of ASI that management is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the ASI Forecasts, we have been advised by ASI, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ASI as to the future financial performance of ASI. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ASI, nor have we made any physical inspection of the properties or assets of ASI. We have not evaluated the solvency or fair value of ASI or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and we have not made an independent evaluation of the adequacy of the reserves of ASI. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the losses and loss adjustment expense reserves for ASI. We have assumed, at the direction of ASI, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on ASI or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of ASI Common Shares and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to ASI or in which ASI might engage or as to the underlying business decision of ASI to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of ASI in connection with the Merger and will receive a fee for our services, a portion of which was payable in connection with our prior opinion rendered in connection with the Original Agreement, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, ASI has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies,

S-B-2

The Board of Directors

American Safety Insurance Holdings, Ltd.

governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ASI, Parent and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger and bookrunner for, and/or a lender under, certain credit or other facilities of, or loans to, Parent and/or certain of its affiliates, (ii) having acted or acting as manager or underwriter for various debt offerings of Parent and/or certain of its affiliates, (iii) having acted or acting as a dealer-manager in connection with certain debt and/or equity tender offers for Parent and/or certain of its affiliates, (iv) having acted as a financial advisor to an affiliate of Parent in connection with a merger and acquisition transaction, (v) having provided or providing certain swap, derivatives and foreign exchange trading services to Parent and/or certain of its affiliates, and (vi) having provided or providing certain treasury and trade management services and products to Parent and/or its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of ASI (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of ASI Common Shares is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

S-B-3